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                                                                  EXHIBIT 23.4

                       CONSENT OF DELOITTE & TOUCHE LLP

   We consent to the incorporation by reference in the Proxy Statement/Prospectus which is a part of this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-4 of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc., and Globalstar, L.P. appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the transition period ended December 31, 1996 and to the reference to us under the heading "Experts" in such Proxy Statement/ Prospectus.

Deloitte & Touche LLP
New York, New York
February 13, 1998